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                                                                  EXHIBIT 3(iii)

                            CERTIFICATE OF AMENDMENT

                                       OF

                           SECOND AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                             NETWORK SOLUTIONS, INC.

     NETWORK SOLUTIONS, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware.

     DOES HEREBY CERTIFY:

     FIRST:    That the Board of Directors (the "Board") of said corporation, at a meeting of the Board held on February 16, 1999, adopted a resolution proposing and declaring advisable the following amendment to the Second Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") of said corporation:

          RESOLVED, that upon the approval of the stockholders of this Corporation, the Corporation amend its Certificate of Incorporation by deleting in its entirety Section A of Article IV of the Certificate of Incorporation and substituting in lieu thereof the following:

               A. The total number of shares of stock that the Corporation shall have authority to issue is two hundred twenty million (220,000,000) of which (i) two hundred ten million (210,000,000) shares shall be shares of common stock, $0.001 par value per share (the "Common Stock"), and (ii) ten million (10,000,000) shares shall be shares of preferred stock, $0.001 par value per share (the "Preferred Stock"). On the effective date of this Amendment, each outstanding share of the Corporation's Class A common stock, par value $0.001 per share, and Class B common stock par value $0.001 per share, shall be automatically reclassified and converted into one share of Common Stock.

     SECOND:   That the stockholders of said corporation have approved said amendment in accordance with the provisions of Section 242 of the Delaware General Corporation Law at a meeting of the stockholders held on May 18, 1999.

     THIRD:    That the aforesaid amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.


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     IN WITNESS WHEREOF, said NETWORK SOLUTIONS, INC., has caused this certificate to be signed by James P. Rutt, Chief Executive Officer, this 15th day of June, 1999.

                                                 /s/ JAMES P. RUTT
                                                -----------------------------
                                                James P. Rutt
                                                Chief Executive Officer